ONLINE MARKETING AND SALES AGREEMENT

THIS AGREEMENT is effective as of the 20 day of May 2009:
BETWEEN:

PASSPORT ARTS INC., (Passport)
AND:
VASGEN DEGIRMENTAS, photographer (Vasgen)

1.1 Passport shall use its commercially reasonable efforts to market, promote and sell the Anatolian Photography Collection of Vasgen Degirmentas and to solicit orders via the Website for the purchase of the Prints of these original photographs.

1.2 It is understood that the Passport is selling a Print of the original photograph and that the copyright of the Photograph is retained by Vasgen.

1.2 Vasgen Degirmentas will reproduce the Prints by Archival ink jet on 8" x 10" acid-free paper and include a 20" x 16" mat/mount.

1.3 Passport Art agrees to pay $100 US (the "Passport price") to Vasgen Degirmentas for each Print ordered.

1.4 The Passport price shall be exclusive of all applicable sale, excise taxes (including provincial sales tax and goods and services tax), and all shipping.

1.5 Passport shall set the Retail Price (the "Retail Price") of each print on the website at its discretion.

2.1 Vasgen shall provide Passport with digital images of, and information about, the photographs to aid in the marketing and sale.

2.2 Passport Arts shall include the following on the Website:
 (a) images of, and information about the Print that is available for sale;
 (b) the "Retail Price" for each piece of Print displayed on the Website;

2.3 Upon receiving a Buyer's order and payment of the Retail Price, Passport shall promptly notify Vasgen Degirmentas what Print has been purchased (the "Purchased Print") and Vasgen Degirmentas shall arrange for the shipment of the Purchased Print directly to the Buyer at the Buyer's specified address (the "Delivery Address").

2.4 Vasgen Degirmentas covenants that:
 (a) upon receiving notification from Passport that a Buyer has purchased a print, Vasgen Degirmentas shall use commercially reasonable efforts to ensure that the Purchased Print is accepted by a carrier for shipping to the Buyer within 5 days; and
 (b) it shall ensure that the Purchased Print is safely and securely packed for shipment.

2.5 All risk relating to the loss, destruction or damage of Purchased Print shall remain with Vasgen Degirmentas until the Purchased Print has arrived and been safely unloaded at the Delivery Address.

2.6 Title to Purchased Print shall pass from Vasgen Degirmentas to a Buyer at the time when the Purchased Print is received by the Buyer at the Delivery Address.

2.7 Vasgen Degirmentas agrees to abide by the Passport Arts 14-day money-back guarantee (the "Passport guarantee"). After a sale, Passport Arts hold the funds in trust until the 14-day guarantee ends. Passport will pay Vasgen Degirmentas only after the 14-day period has ended. If within 14-days a buyer decides to return the Print, Passport will return the funds to the customer after Vasgen has confirmed to Passport Arts that the Print has been returned to him in original condition, after which Passport owes nothing further.

This Agreement may be terminated by the Parties in the following circumstances:

(a) Either Party may, upon provision of at least 30 days' notice to the other Party to this Agreement, unilaterally and without cause terminate its participation under this Agreement, but no such notice shall discharge either Party from any obligation incurred under this Agreement prior to the time when that notice becomes effective including any obligation of Vasgen to supply the Print ordered by a Buyer prior to the time when that notice takes effect.

PASSPORT ARTS INC.

Per:

/s/ Asbed Palakian

Asbed Palakian
CEO

Vasgen Degirmentas

Per:

/s/ Vasgen Degirmentas

Vasgen Degirmentas
President